CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-133765, 333-172810, 333-172811, 333-179942, 333-194151, 333-210127, 333-219991, 333-223858, 333-230545, 333-237442 and 333-260123) Mitek Systems, Inc. of our reports dated July 31, 2023, relating to the consolidated financial statements, and the effectiveness of Mitek Systems, Inc.’s internal control over financial reporting, which appear in this Form 10-K. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s of internal control over financial reporting as of September 30, 2022.

/s/ BDO USA, P.A.
Troy, Michigan
July 31, 2023